Exhibit 10.28

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

This Agreement is based on the model Cooperative Research and Development Agreement (“CRADA”) adopted by the U.S. Public Health Service (“PHS”) Technology Transfer Policy Board for use by components of the National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), and the Food and Drug Administration (“FDA”), which are agencies of the PHS within the Department of Health and Human Services (“HHS”).

This Cover Page identifies the Parties to this CRADA:

The U.S. Department of Health and Human Services, as represented by
National Center for Advancing Translational Sciences (NCATS) an Institute or Center (hereinafter referred to as the “IC”) of the
NIH

and

VIRPAX Pharmaceuticals Inc.,
hereinafter referred to as the “Collaborator”,

having offices at 1554 Paoli Pike, #279 | West Chester, PA 19380,
created and operating under the laws of Delaware.

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

Article 1. Introduction

This CRADA between IC and Collaborator will be effective when signed by the Parties, which are identified on both the Cover Page and the Signature Page. The official contacts for the Parties are identified on the Contacts Information Page. Publicly available information regarding this CRADA appears on the Summary Page. The research and development activities that will be undertaken by IC and Collaborator in the course of this CRADA are detailed in the Research Plan, attached as Appendix A. The staffing, funding, and materials contributions of the Parties are set forth in Appendix B. Any changes to the model CRADA are set forth in Appendix C.

NCATS personnel will be working diligently to characterize the agents provided to them with the goal of making them viable clinical candidates. In the course of that work it is likely that NCATS personnel may make patentable inventions based on the agents or their method of use. The parties agree and understand that the NCATS/NIH as a U.S. Federal Government lab will own a sole interest in sole inventions and a joint interest in joint inventions, where inventorship will be determined by U.S. patent law, regardless of the collaborator’s ownership interest in the agent itself or patents directed to it.

Article 2. Definitions

The terms listed in this Article will carry the meanings indicated throughout the CRADA. To the extent a definition of a term as provided in this Article is inconsistent with a corresponding definition in the applicable sections of either the United States Code (U.S.C.) or the Code of Federal Regulations (C.F.R.), the definition in the U.S.C. or C.F.R. will control.

2.1	“Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with Collaborator at any time during the term of the CRADA. For this purpose, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or at least fifty percent (50%) interest in the income of the corporation or other business entity.

2.2	“Background Invention” means an Invention conceived and first actually reduced to practice before the Effective Date.

2.2.1	“Background Data and Information” means all data and information owned by or in the possession of the CRADA Collaborator that is related to the CRADA Research Plan. This may include, but is not limited to, safety, toxicity, ADME, and/or animal data.

2.3	“Collaborator Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by Collaborator and used in the performance of the Research Plan.

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2.4	“Confidential Information” means confidential scientific, business, or financial information provided that the information does not include:

(a)	information that is publicly known or that is available from public sources;

(b)	information that has been made available by its owner to others without a confidentiality obligation;

(c)	information that is already known by the receiving Party, or information that is independently created or compiled by the receiving Party without reference to or use of the provided information; or

(d)	information that relates to potential hazards or cautionary warnings associated with the production, handling, or use of the subject matter of the Research Plan.

2.5	“Cooperative Research and Development Agreement” or “CRADA” means this Agreement, entered into pursuant to the Federal Technology Transfer Act of 1986, as amended(15 U.S.C. §§ 3710a et seq.), and Executive Order 12591 of April 10, 1987.

2.6	“CRADA Data” means all recorded information first produced in the performance of the Research Plan.

2.7	“CRADA Materials” means all tangible materials first produced in the performance of the Research Plan other than CRADA Data.

2.8	“CRADA Subject Invention” means any Invention of either or both Parties, conceived or first actually reduced to practice in the performance of the Research Plan.

2.9	“Effective Date” means May 06, 2020, the effective date of the Letter of Intent, which was signed by the Parties.

2.10	“Government” means the Government of the United States of America.

2.11	“IC Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by IC and used in the performance of the Research Plan.

2.12	“Invention” means any invention or discovery that is or may be patentable or otherwise protected under Title 35 of the United States Code, or any novel variety of plant which is or may be protectable under the Plant Variety Protection Act, 7 U.S.C. §§ 2321 et seq.

2.13	“Patent Application” means an application for patent protection for a CRADA Subject Invention with the United States Patent and Trademark Office (“U.S.P.T.O.”) or the corresponding patent-issuing authority of another nation.

2.14	“Patent” means any issued United States patent, any international counterpart(s), and any corresponding grant(s) by a non-U.S. government in place of a patent.

2.15	“Principal Investigator(s)” or “PI(s)” means the person(s) designated by the Parties who will be responsible for the scientific and technical conduct of the Research Plan.

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2.16	“Research Plan” means the statement in Appendix A of the respective research and development commitments of the Parties.

Article 3. Cooperative Research and Development

3.1	Performance of Research and Development. The research and development activities to be carried out under this CRADA will be performed solely by the Parties identified on the Cover Page unless specifically stated elsewhere in this Agreement. The PIs will be responsible for the scientific and technical conduct of this project on behalf of their employers. Any Collaborator employees who will work at IC facilities will be required to sign an agreement appropriately modified in view of the terms of this CRADA.

All Parties acknowledge and agree that IC may share Collaborator Materials and Collaborator Confidential Information with the NCATS Therapeutic Development Branch’s (TDB) prime contractor or its subcontractors in fulfillment of the CRADA Research Plan. The TDB prime contractor is subject to a Determination of Exceptional Circumstances (35 U.S.C. § 202(a)(ii)) under the Bayh-Dole Act, which obligates it to assign inventions made by its employees to the United States Government. To the extent that subcontractors of the NCATS TDB prime contractor use Collaborator Materials, or Collaborator Background Information and/or Data or any materials or information which is proprietary to the CRADA Collaborator in fulfillment of the CRADA Research Plan, the subcontractor is thereby subject to a Determination of Exceptional Circumstances (35 U.S.C. § 202(a)(ii)) under the Bayh-Dole Act. Accordingly the said subcontractor is obligated to assign inventions made by its employees arising from such use of materials or information which is proprietary to the CRADA Collaborator, Collaborator Materials, Collaboration Background Information and/or Data to the United States Government. For the purposes of this Agreement, such inventions will be considered jointly developed “CRADA Subject Inventions” and will be jointly owned by Collaborator and IC.

3.2	Research Plan. The Parties recognize that the Research Plan describes the collaborative research and development activities they will undertake and that interim research goals set forth in the Research Plan are good faith guidelines. Should events occur that require modification of these goals, then by mutual agreement the Parties can modify them through an amendment, according to Paragraph 13.6.

3.3	Use and Disposition of Collaborator Materials and IC Materials. The Parties agree to use Collaborator Materials and IC Materials only in accordance with the Research Plan, not to transfer these materials to third parties except in accordance with the Research Plan or as approved by the owning or providing Party, and, upon expiration or termination of the CRADA, to dispose of these materials as directed by the owning or providing Party.

3.4	Third-Party Rights in Collaborator’s CRADA Subject Inventions. If Collaborator has received (or will receive) support of any kind from a third party in exchange for rights in any of Collaborator’s CRADA Subject Inventions, Collaborator agrees to ensure that its obligations to the third party are both consistent with Articles 6 through 8 and subordinate to Article 7 of this CRADA.

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3.5	Disclosures to IC. Prior to execution of this CRADA, Collaborator agrees to disclose to IC all instances in which outstanding royalties are due under a PHS license agreement, and in which Collaborator had a PHS license terminated in accordance with 37 C.F.R. § 404.10. These disclosures will be treated as Confidential Information upon request by Collaborator in accordance with Paragraphs 2.4, 8.3, and 8.4.

Article 4. Reports

4.1	Interim Research and Development Reports. The PIs should exchange information quarterly, in writing. This exchange may be accomplished through meeting minutes, annual reports, detailed correspondence (including e-mail), and circulation of draft manuscripts. Additionally, quarterly meeting of the PI’s will be held for the purpose of identifying new CRADA Subject Inventions and putative inventors that may have arisen from the work being conducted under the Research Plan.

4.2	Final Research and Development Reports. The Parties will exchange final reports of their results within forty-five (45) days after the expiration or termination of this CRADA. These reports will set forth the technical progress made; any publications arising from the research; and the existence of invention disclosures of potential CRADA Subject Inventions and/or any corresponding Patent Applications.

4.3	Additional Reports. The Collaborator will be expected to report to the ICD certain FDA milestones it achieves (such as IND filing, Phase 1, 2 and 3 Trials, etc.) and other major business related events. Other major business related events, may include but are not limited to, third party alliances to co-develop the lead compound, change in the development of indication stated in the CRADA Research Plan.

4.4	Fiscal Reports. If Collaborator has agreed to provide funding to IC under this CRADA and upon the request of Collaborator, then concurrent with the exchange of final research and development reports according to Paragraph 4.2, IC will submit to Collaborator a statement of all costs incurred by IC for the CRADA. If the CRADA has been terminated, IC will specify any costs incurred before the date of termination for which IC has not received funds from Collaborator, as well as for all reasonable termination costs including the cost of returning Collaborator property or removal of abandoned Collaborator property, for which Collaborator will be responsible.

Article 5. Staffing, Financial, and Materials Obligations

5.1	IC and Collaborator Contributions. The contributions of any staff, funds, materials, and equipment by the Parties are set forth in Appendix B. The Federal Technology Transfer Act of 1986, 15 U.S.C. § 3710a(d)(1) prohibits IC from providing funds to Collaborator for any research and development activities under this CRADA.

5.2	IC Staffing. No IC employees will devote 100% of their effort or time to the research and development activities under this CRADA. IC will not use funds provided by Collaborator under this CRADA for IC personnel to pay the salary of any permanent IC employee. Although personnel hired by IC using CRADA funds will focus principally on CRADA research and development activities, Collaborator acknowledges that these personnel may nonetheless make contributions to other research and development activities, and the activities will be outside the scope of this CRADA.

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5.3	Collaborator Funding. Collaborator acknowledges that Government funds received by Collaborator from an agency of the Department of Health and Human Services may not be used to fund IC under this CRADA. If Collaborator has agreed to provide funds to IC then the payment schedule appears in Appendix B and Collaborator will make payments according to that schedule. If Collaborator fails to make any scheduled payment, IC will not be obligated to perform any of the research and development activities specified herein or to take any other action required by this CRADA until the funds are received. IC will use these funds exclusively for the purposes of this CRADA. Each Party will maintain separate and distinct current accounts, records, and other evidence supporting its financial obligations under this CRADA and, upon written request, will provide the other Party a Fiscal Report according to Paragraph 4.3, which delineates all payments made and all obligated expenses, along with the Final Research Report described in Paragraph 4.2.

5.4	Capital Equipment. Collaborator’s commitment, if any, to provide IC with capital equipment to enable the research and development activities under the Research Plan appears in Appendix B. If Collaborator transfers to IC the capital equipment or provides funds for IC to purchase it, then IC will own the equipment. If Collaborator loans capital equipment to IC for use during the CRADA, Collaborator will be responsible for paying all costs and fees associated with the transport, installation, maintenance, repair, removal, or disposal of the equipment, and IC will not be liable for any damage to the equipment.

Article 6. Intellectual Property

6.1	Ownership of CRADA Subject Inventions, CRADA Data, and CRADA Materials. Subject to the Government license described in Paragraph 7.5, the sharing requirements of Paragraph 8.1, and the regulatory filing requirements of Paragraph 8.2, the producing Party will retain sole ownership of and title to all CRADA Subject Inventions, all copies of CRADA Data, and all CRADA Materials produced solely by its employee(s). The Parties will own jointly all CRADA Subject Inventions invented jointly and all copies of CRADA Data and all CRADA Materials developed jointly.

6.2	Reporting. The Parties will promptly report to each other in writing each CRADA Subject Invention reported by their respective personnel, and any Patent Applications filed thereon, resulting from the research and development activities conducted under this CRADA. Each Party will report all CRADA Subject Inventions to the other Party in sufficient detail to determine inventorship, which will be determined in accordance with U.S. patent law. These reports will be treated as Confidential Information in accordance with Article 8. Formal reports will be made by and to the Patenting and Licensing Offices identified on the Contacts Information Page herein.

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6.3	Filing of Patent Applications. Each Party will make timely decisions regarding the filing of Patent Applications on the CRADA Subject Inventions made solely by its employee(s), and will notify the other Party in advance of filing. Collaborator will have the first opportunity to file a Patent Application on joint CRADA Subject Inventions and will notify PHS of its decision within sixty (60) days of an Invention being reported or at least thirty (30) days before any patent filing deadline, whichever occurs sooner. If Collaborator fails to notify PHS of its decision within that time period or notifies PHS of its decision not to file a Patent Application, then PHS has the right to file a Patent Application on the joint CRADA Subject Invention. Neither Party will be obligated to file a Patent Application. Collaborator will place the following statement in any Patent Application it files on a CRADA Subject Invention: “This invention was created in the performance of a Cooperative Research and Development Agreement with the [INSERT into Agency’s model as appropriate: National Institutes of Health, Food and Drug Administration, Centers for Disease Control and Prevention], an Agency of the Department of Health and Human Services. The Government of the United States has certain rights in this invention.” If either Party files a Patent Application on a joint CRADA Subject Invention, then the filing Party will include a statement within the Patent Application that clearly identifies the Parties and states that the joint CRADA Subject Invention was made under this CRADA.

6.4	Patent Expenses. Unless agreed otherwise, the Party filing a Patent Application will pay all preparation and filing expenses, prosecution fees, issuance fees, post issuance fees, patent maintenance fees, annuities, interference expenses, and attorneys’ fees for that Patent Application and any resulting Patent(s). If a license to any CRADA Subject Invention is granted to Collaborator, then Collaborator will be responsible for all expenses and fees, past and future, in connection with the preparation, filing, prosecution, and maintenance of any Patent Applications and Patents claiming exclusively-licensed CRADA Subject Inventions and will be responsible for a pro-rated share, divided equally among all licensees, of those expenses and fees for non-exclusively licensed CRADA Subject Inventions. Collaborator may waive its exclusive option rights at any time, and incur no subsequent financial obligation for those Patent Application(s) or Patent(s).

6.5	Prosecution of Patent Applications. The Party filing a Patent Application will provide the non-filing Party with a copy of any official communication relating to prosecution of the Patent Application within thirty (30) days of transmission of the communication. Each Party will also provide the other Party with the power to inspect and make copies of all documents retained in the applicable Patent Application or Patent file. The Parties agree to consult with each other regarding the prosecution of Patent Applications directed to joint CRADA Subject Inventions. If Collaborator elects to file and prosecute Patent Applications on joint CRADA Subject Inventions, then Collaborator agrees to use the U.S.P.T.O. Customer Number Practice and/or grant PHS a power(s) of attorney (or equivalent) necessary to assure PHS access to its intellectual property rights in these Patent Applications. PHS and Collaborator will cooperate with each other to obtain necessary signatures on Patent Applications, assignments, or other documents.

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Article 7. Licensing

7.1	Background Inventions. Other than as specifically stated in this Article 7, nothing in this CRADA will be construed to grant any rights in one Party’s Background Invention(s) to the other Party, except to the extent necessary for the Parties to conduct the research and development activities described in the Research Plan.

7.2	Collaborator’s License Option to CRADA Subject Inventions. With respect to Government rights to any CRADA Subject Invention made solely by an IC employee(s) or made jointly by an IC employee(s) and a Collaborator employee(s) for which a Patent Application was filed, PHS hereby grants to Collaborator an exclusive option to elect an exclusive or nonexclusive commercialization license. The license will be substantially in the form of the appropriate model PHS license agreement and will fairly reflect the nature of the CRADA Subject Invention, the relative contributions of the Parties to the CRADA Subject Invention and the CRADA, a plan for the development and marketing of the CRADA Subject Invention, the risks incurred by Collaborator, and the costs of subsequent research and development needed to bring the CRADA Subject Invention to the marketplace. The field of use of the license will not exceed the scope of the Research Plan.

7.3	Exercise of Collaborator’s License Option. To exercise the option of Paragraph 7.2 Collaborator must submit a written notice to the PHS Patenting and Licensing Contact identified on the Contacts Information Page (and provide a copy to the IC Contact for CRADA Notices) within three (3) months after either (i) Collaborator receives written notice from PHS that the Patent Application has been filed or (ii) the date on which Collaborator files the Patent Application. The written notice exercising this option will include a completed “Application for License to Public Health Service Inventions” and will initiate a negotiation period that expires nine (9) months after the exercise of the option. If PHS has not responded in writing to the last proposal by Collaborator within this nine (9) month period, the negotiation period will be extended to expire one (1) month after PHS so responds, during which month Collaborator may accept in writing the final license proposal of PHS. In the absence of Collaborator’s exercise of the option, or upon election of a nonexclusive license, PHS will be free to license the CRADA Subject Invention to others. These time periods may be extended at the sole discretion of PHS upon good cause shown in writing by Collaborator.

7.4	Government License in IC Sole CRADA Subject Inventions and Joint CRADA Subject Inventions. Pursuant to 15 U.S.C. § 3710a(b)(1)(A), for CRADA Subject Inventions owned solely by IC or jointly by IC and Collaborator, and licensed pursuant to the option of Paragraph 7.2, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government. In the exercise of this license, the Government will not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. § 552(b)(4) or which would be considered privileged or confidential if it had been obtained from a non-federal party.

7.5	Government License in Collaborator Sole CRADA Subject Inventions. Pursuant to 15 U.S.C. § 3710a(b)(2), for CRADA Subject Inventions made solely by an employee of Collaborator, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government for research or other Government purposes.

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7.6	Third Party License. Pursuant to 15 U.S.C. § 3710a(b)(1)(B), if PHS grants an exclusive license to a CRADA Subject Invention made solely by an IC employee or jointly with a Collaborator employee, the Government will retain the right to require Collaborator to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the CRADA Subject Invention in Collaborator’s licensed field of use on terms that are reasonable under the circumstances; or, if Collaborator fails to grant a license, to grant the license itself. The exercise of these rights by the Government will only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Collaborator, (ii) the action is necessary to meet requirements for public use specified by federal regulations, and such requirements are not reasonably satisfied by Collaborator; or (iii) Collaborator has failed to comply with an agreement containing provisions described in 15 U.S.C. § 3710a(c)(4)(B). The determination made by the Government under this Paragraph is subject to administrative appeal and judicial review under 35 U.S.C. § 203(b).

7.7	Third-Party Rights In IC Sole CRADA Subject Inventions. For a CRADA Subject Invention conceived prior to the Effective Date solely by an IC employee that is first actually reduced to practice after the Effective Date in the performance of the Research Plan, the option offered to Collaborator in Paragraph 7.2 may be restricted if, before the Effective Date, PHS had filed a Patent Application and has either offered or granted a license or has executed a license in the CRADA Subject Invention to a third party. Collaborator nonetheless retains the right to apply for a license to any such CRADA Subject Invention in accordance with the terms and procedures of 35 U.S.C. § 209 and 37 C.F.R. Part 404.

Article 8. Rights of Access and Publication

8.1	Right of Access to CRADA Data and CRADA Materials. IC and Collaborator agree to exchange all CRADA Data and to share all CRADA Materials. If the CRADA is terminated, both Parties agree to provide CRADA Materials in quantities needed to complete the Research Plan. Such provision will occur before the termination date of the CRADA or sooner, if required by the Research Plan.

8.2	Use of CRADA Data and CRADA Materials. The Parties will be free to utilize CRADA Data and CRADA Materials internally for their own purposes, consistent with their obligations under this CRADA. The Collaborator agrees to share all CRADA Background Information and Data in its possession with IC. The Parties may share CRADA Data or CRADA Materials with their Affiliates, agents or contractors provided the obligations of this Article 8.2 are simultaneously conveyed.

(a)	CRADA Data.

Collaborator and IC will use reasonable efforts to keep CRADA Data confidential until published or until corresponding Patent Applications are filed. To the extent permitted by law, each Party will have the right to use any and all CRADA Data in and for any regulatory filing by or on behalf of the Party. All CRADA Data will be managed and disseminated in accordance with the NIH HEAL Data Policy https://heal.nih.gov/about/public-access-data

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(b)	CRADA Materials.

Collaborator and IC will use reasonable efforts to keep descriptions of CRADA Materials confidential until published or until corresponding Patent Applications are filed. Collaborator acknowledges that the basic research mission of PHS includes sharing with third parties for further research those research resources made in whole or in part with NIH funding. Consistent with this mission and the tenets articulated in “Sharing of Biomedical Research Resources: Principles and Guidelines for Recipients of NIH Research Grants and Contracts”, December 1999, available at http://www.ott.nih.gov/policy/research_tool.aspx, following publication either Party may make available to third parties for further research those CRADA Materials made jointly by both PHS and Collaborator. Notwithstanding the above, if those joint CRADA Materials are the subject of a pending Patent Application or a Patent, the Parties may agree to restrict distribution or freely distribute them. Either Party may distribute those CRADA Materials made solely by the other Party only upon written consent from that other Party or that other Party’s designee.

8.3	Confidential Information. Each Party agrees to limit its disclosure of Confidential Information to the amount necessary to carry out the Research Plan, and will place a confidentiality notice on all such information. A Party orally disclosing Confidential Information to the other Party will summarize the disclosure in writing and provide it to the other Party within fifteen (15) days of the disclosure. Each Party receiving Confidential Information agrees to use it only for the purposes described in the Research Plan. Either Party may object to the designation of information as Confidential Information by the other Party.

8.4	Protection of Confidential Information. Confidential Information will not be disclosed, copied, reproduced or otherwise made available to any other person or entity without the consent of the owning or providing Party except as required by a court or administrative body of competent jurisdiction, or federal law or regulation. Each Party agrees to use reasonable efforts to maintain the confidentiality of Confidential Information, which will in no instance be less effort than the Party uses to protect its own Confidential Information. Each Party agrees that a Party receiving Confidential Information will not be liable for the disclosure of that portion of the Confidential Information which, after notice to and consultation with the disclosing Party, the receiving Party determines may not be lawfully withheld, provided the disclosing Party has been given a reasonable opportunity to seek a court order to enjoin disclosure.

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8.5	Protection of Human Subjects’ Information. The research and development activities to be conducted under this CRADA are not intended to involve human subjects or human tissues within the meaning of 45 C.F.R. Part 46 and 21 C.F.R. Part 50. Should it become necessary to utilize human subjects or human tissues, or to provide a Party with access to information about identifiable human subjects, the Parties agree to amend this CRADA in accordance with Paragraph 13.6 to ensure that the research and development activities conducted hereunder will conform to the appropriate federal laws and regulations, including but not limited to all applicable FDA regulations and HHS regulations relating to the protection of human subjects.

8.6	Duration of Confidentiality Obligation. The obligation to maintain the confidentiality of Confidential Information will expire at the earlier of the date when the information is no longer Confidential Information as defined in Paragraph 2.4 or three (3) years after the expiration or termination date of this CRADA. Collaborator may request an extension to this term when necessary to protect Confidential Information relating to products not yet commercialized.

8.7	Publication. The Parties are encouraged to make publicly available the results of their research and development activities. Authorship and other matters relating to publications shall be as set forth in the Uniform Requirements for Manuscripts Submitted to Biomedical Journals of the International Committee of Major Journal Editors (http://www.icmje.org/). Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about a CRADA Subject Invention, CRADA Data or CRADA Materials, the other Party will have thirty (30) days to review the proposed publication or disclosure to assure that Confidential Information is protected. Either Party may request in writing that the proposed publication or other disclosure be delayed for up to thirty (30) additional days as necessary to file a Patent Application. Any public disclosures in relation to this agreement must acknowledge the support and funding of the NIH HEAL Initiative.

Article 9. Representations and Warranties

9.1	Representations of IC. IC hereby represents to Collaborator that:

(a)	IC has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that IC’s official signing this CRADA has authority to do so.

(b)	To the best of its knowledge and belief, neither IC nor any of its personnel involved in this CRADA is presently subject to debarment or suspension by any agency of the Government which would directly affect its performance of the CRADA. Should IC or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, IC will notify Collaborator within thirty (30) days of receipt of final notice.

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9.2	Representations and Warranties of Collaborator. Collaborator hereby represents and warrants to IC that:

(a)	Collaborator has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that Collaborator’s official signing this CRADA has authority to do so.

(b)	Neither Collaborator nor any of its personnel involved in this CRADA, including Affiliates, agents, and contractors are presently subject to debarment or suspension by any agency of the Government. Should Collaborator or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, Collaborator will notify IC within thirty (30) days of receipt of final notice.

(c)	Subject to Paragraph 12.3, and if and to the extent Collaborator has agreed to provide funding under Appendix B, Collaborator is financially able to satisfy these obligations in a timely manner.

Article 10. Expiration and Termination

10.1	Expiration. This CRADA will expire on the last date of the term set forth on the Summary Page. In no case will the term of this CRADA extend beyond the term indicated on the Summary Page unless it is extended in writing in accordance with Paragraph 13.6.

10.2	Termination by Mutual Consent. IC and Collaborator may terminate this CRADA at any time by mutual written consent.

10.3	Unilateral Termination. Either IC or Collaborator may unilaterally terminate this CRADA at any time by providing written notice at least sixty (60) days before the desired termination date. IC may, at its option, retain funds transferred to IC before unilateral termination by Collaborator for use in completing the Research Plan. Reasons for unilateral termination may include but are not limited to failure to meet or complete project milestones, failure to disclose all safety and toxicity data related to the project.

10.4	Funding for IC Personnel. If Collaborator has agreed to provide funding for IC personnel and this CRADA is mutually or unilaterally terminated by Collaborator before its expiration, then Collaborator agrees that funds for that purpose will be available to IC for a period of six (6) months after the termination date or until the expiration date of the CRADA, whichever occurs sooner. If there are insufficient funds to cover this expense, Collaborator agrees to pay the difference.

10.5	New Commitments. Neither Party will incur new expenses related to this CRADA after expiration, mutual termination, or a notice of a unilateral termination and will, to the extent feasible, cancel all outstanding commitments and contracts by the termination date. Collaborator acknowledges that IC will have the authority to retain and expend any funds for up to one (1) year subsequent to the expiration or termination date to cover any unpaid costs obligated during the term of the CRADA in undertaking the research and development activities set forth in the Research Plan.

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Article 11. Disputes

11.1	Settlement. Any dispute arising under this CRADA which is not disposed of by agreement of the Principal Investigators will be submitted jointly to the signatories of this CRADA. If the signatories, or their designees, are unable to jointly resolve the dispute within thirty (30) days after notification thereof, the Assistant Secretary for Health (or his/her designee or successor) will propose a resolution. Nothing in this Paragraph will prevent any Party from pursuing any additional administrative remedies that may be available and, after exhaustion of such administrative remedies, pursuing all available judicial remedies.

11.2	Continuation of Work. Pending the resolution of any dispute or claim pursuant to this Article 11, the Parties agree that performance of all obligations will be pursued diligently.

Article 12. Liability

12.1	NO WARRANTIES. EXCEPT AS SPECIFICALLY STATED IN ARTICLE 9, THE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITIONS OF THE RESEARCH OR ANY INVENTION OR MATERIAL, WHETHER TANGIBLE OR INTANGIBLE, MADE OR DEVELOPED UNDER OR OUTSIDE THE SCOPE OF THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY INVENTION OR MATERIAL, OR THAT A TECHNOLOGY UTILIZED BY A PARTY IN THE PERFORMANCE OF THE RESEARCH PLAN DOES NOT INFRINGE ANY THIRD-PARTY PATENT RIGHTS.

12.2	Indemnification and Liability. Collaborator agrees to hold the Government harmless and to indemnify the Government for all liabilities, demands, damages, expenses and losses arising out of the use by Collaborator for any purpose of the CRADA Data, CRADA Materials or CRADA Subject Inventions produced in whole or part by IC employees under this CRADA, unless due to the negligence or willful misconduct of IC, its employees, or agents. The Government has no statutory authority to indemnify Collaborator. Each Party otherwise will be liable for any claims or damages it incurs in connection with this CRADA, except that IC, as an agency of the Government, assumes liability only to the extent provided under the Federal Tort Claims Act, 28 U.S.C. Chapter 171.

12.3	Force Majeure. Neither Party will be liable for any unforeseeable event beyond its reasonable control and not caused by its own fault or negligence, which causes the Party to be unable to perform its obligations under this CRADA, and which it has been unable to overcome by the exercise of due diligence. If a force majeure event occurs, the Party unable to perform will promptly notify the other Party. It will use its best efforts to resume performance as quickly as possible and will suspend performance only for such period of time as is necessary as a result of the force majeure event.

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Article 13. Miscellaneous

13.1	Governing Law. The construction, validity, performance and effect of this CRADA will be governed by U.S. federal law, as applied by the federal courts in the District of Columbia. If any provision in this CRADA conflicts with or is inconsistent with any U.S. federal law or regulation, then the U.S. federal law or regulation will preempt that provision.

13.2	Compliance with Law. IC and Collaborator agree that they will comply with, and advise their contractors and agents to comply with, all applicable statutes, Executive Orders, HHS regulations, and all FDA, CDC, and NIH policies relating to research on human subjects (45 C.F.R. Part 46, 21 C.F.R. Parts 50 and 56) and relating to the appropriate care and use of laboratory animals (7 U.S.C. §§ 2131 et seq.; 9 C.F.R. Part 1, Subchapter A). Additional information on these subjects is available from the HHS Office for Human Research Protections or from the NIH Office of Laboratory Animal Welfare. Collaborator agrees to ensure that employees, contractors, and agents of Collaborator who might have access to a “select agent or toxin” (as that term is defined in 42 C.F.R. §§ 73.4-73.5) transferred from IC is properly licensed to receive the “select agent or toxin”.

13.3	Waivers. None of the provisions of this CRADA will be considered waived by any Party unless a waiver is given in writing to the other Party. The failure of a Party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, will not be deemed a waiver of any rights of any Party.

13.4	Headings. Titles and headings of the articles and paragraphs of this CRADA are for convenient reference only, do not form a part of this CRADA, and will in no way affect its interpretation.

13.5	Severability. The illegality or invalidity of any provisions of this CRADA will not impair, affect, or invalidate the other provisions of this CRADA.

13.6	Amendments. Minor modifications to the Research Plan may be made by the mutual written consent of the Principal Investigators. Substantial changes to the CRADA, extensions of the term, or any changes to Appendix C will become effective only upon a written amendment signed by the signatories to this CRADA or by their representatives duly authorized to execute an amendment. A change will be considered substantial if it directly expands the range of the potential CRADA Subject Inventions, alters the scope or field of any license option governed by Article 7, or requires a significant increase in the contribution of resources by either Party.

13.7	Assignment. Neither this CRADA nor any rights or obligations of any Party hereunder shall be assigned or otherwise transferred by either Party without the prior written consent of the other Party. The Collaborator acknowledges the applicability of 41 U.S.C. § 15, the Anti Assignment Act, to this Agreement. The Parties agree that the identity of the Collaborator is material to the performance of this CRADA and that the duties under this CRADA are nondelegable.

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13.8	Notices. All notices pertaining to or required by this CRADA will be in writing, signed by an authorized representative of the notifying Party, and delivered by first class, registered, or certified mail, or by an express/overnight commercial delivery service, prepaid and properly addressed to the other Party at the address designated on the Contacts Information Page, or to any other address designated in writing by the other Party. Notices will be considered timely if received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Notices regarding the exercise of license options will be made pursuant to Paragraph 7.3. Either Party may change its address by notice given to the other Party in the manner set forth above.

13.9	Independent Contractors. The relationship of the Parties to this CRADA is that of independent contractors and not agents of each other or joint venturers or partners. Each Party will maintain sole and exclusive control over its personnel and operations.

13.10	Use of Name; Press Releases. By entering into this CRADA, the Government does not directly or indirectly endorse any product or service that is or will be provided, whether directly or indirectly related to either this CRADA or to any patent or other intellectual-property license or agreement that implements this CRADA by Collaborator, its successors, assignees, or licensees. Collaborator will not in any way state or imply that the Government or any of its organizational units or employees endorses any product or service. Each Party agrees to provide proposed press releases that reference or rely upon the work under this CRADA to the other Party for review and comment at least seven (7) days prior to publication. Either Party may disclose the Summary Page to the public without the approval of the other Party.

13.11	Reasonable Consent. Whenever a Party’s consent or permission is required under this CRADA, its consent or permission will not be unreasonably withheld.

13.12	Export Controls. Collaborator agrees to comply with U.S. export law and regulations. If Collaborator has a need to transfer any CRADA Materials made in whole or in part by IC, or IC Materials, or IC’s Confidential Information, to a person located in a country other than the United States, to an Affiliate organized under the laws of a country other than the United States, or to an employee of Collaborator in the United States who is not a citizen or permanent resident of the United States, Collaborator will acquire any and all necessary export licenses and other appropriate authorizations.

13.13	Entire Agreement. This CRADA constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement.

13.14	Survivability. The provisions of Paragraphs 3.3, 3.4, 4.2, 4.3, 5.3, 5.4, 6.1-9.2, 10.3-10.5, 11.1, 12.1-12.3, 13.1-13.3, 13.10 and 13.14 will survive the expiration or early termination of this CRADA.

SIGNATURES BEGIN ON THE NEXT PAGE

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SIGNATURE PAGE

ACCEPTED AND AGREED

By executing this agreement, each Party represents that all statements made herein are true, complete, and accurate to the best of its knowledge. Collaborator acknowledges that it may be subject to criminal, civil, or administrative penalties for knowingly making a false, fictitious, or fraudulent statement or claim.

FOR IC:

Signature	Date

Typed Name

Title

FOR COLLABORTOR:

Signature	Date

Typed Name

Title

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CONTACTS INFORMATION PAGE

CRADA Notices

For IC:	For Collaborator:

Lili Portilla, MPA	Shana Panzarella Director of Strategic
Alliances, NCATS	Chief of Staff
9800 Medical Center Drive, Room 3042B	1554 Paoli Pike, PMB 279
West Chester, PA 19380
Tel: 301-827-7170	Tel/Fax: 484-880-4588
Email: lilip@nih.gov	Email: spanzarella@virpaxpharma.com

Patenting and Licensing

For IC:	For Collaborator (if separate from above):

Tel: 301-827-4301	Tel: 484-880-4588
Email: kenxeo@aol.com

Delivery of Materials Identified In Appendix B (if any)

For IC:	For Collaborator:

Junfeng Huang, PhDp	Anthony Mack, Chairman & CEO
NCATS, NIH	1554 Paoli Pike, PMB 279
9800 Medical Center Drive, 224W	West Chester, PA 19380
Rockville, MD 20892-3370
Tel: 301.827.7162 (JH); 301.827.0980 (SH)	Tel/Fax: 484-880-4588
Email: Junfeng.Huang@nih.gov;	Email: amack@virpaxpharma.com
sharie.haugabook@nih.gov

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SUMMARY PAGE

EITHER PARTY MAY, WITHOUT FURTHER CONSULTATION OR PERMISSION, RELEASE THIS SUMMARY PAGE TO THE PUBLIC.

TITLE OF CRADA: Fast, Centrally-Acting, Non-Addicting Novel Analgesic for Chronic Non-Cancer Pain

PHS [IC] Component:	NCATS
IC Principal Investigator:	Donald Lo, Ph.D.

Collaborator:	Virpax Pharmaceuticals, Inc
Collaborator Principal Investigator:	Jeffrey Gudin, MD
TERM OF CRADA:	Four (4) years from the Effective Date.

ABSTRACT OF THE RESEARCH PLAN:

Americans are faced with a dual crisis of chronic pain and an opioid abuse epidemic. The development of an effective analgesic with rapid onset for the treatment of pain that is devoid of the common side effects that are often associated with the use of the highly prescribed mu-opioid receptor agonists is a priority for our healthcare system. Having such an analgesic with this product profile has the potential to alleviate suffering and reduce dependence on mu-opioid based analgesics which contribute to misuse, abuse, and overdose related deaths due to severe respiratory depression. Another endogenous opioid system, the enkephalins, preferentially bind to delta-opioid receptors and are able to produce analgesic benefit without the associated respiratory depression typically noted from mu-opioid receptor binding, and as an additional benefit, is also thought to play an important role in emotional reactivity and mood disturbance which often accompanies chronic painful disorders. Unfortunately, systemically administered enkephalins are prevented from reaching the brain by both rapid enzymatic degradation and the blood-brain-barrier, even with the use of various penetration enhancers, preventing their development as patient-available pain therapy. This CRADA between the NIH/NCATS and Virpax Pharmaceuticals focuses on the characterization of NES100, a fast, centrally acting, non-addicting analgesic. In the NES100 formulation, the active pharmaceutical ingredient is the endogenous peptide Leu Enkephalin (L-ENK) whose molecules are encapsulated utilizing a proprietary nanoparticle “molecular envelope technology” or MET. The polymer used to make the nanoparticles confers a positive surface charge to the nanoparticles which allows it to stick to and integrate into mucosal surfaces present in the nasal cavity upon intranasal administration. This “mucointegration” is expected to enhance the residence time of the nanoparticulate peptide in the nares, enabling the prolonged delivery of L-ENK. The polymer nanoparticles encapsulating L-ENK is then able to transport L-ENK exclusively to the brain via the intranasal route with essentially no peripheral exposure. The scope of this project plan includes studies that are focused on the pre-clinical characterization of NES100 as a novel analgesic for acute and chronic non-cancer pain.

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APPENDIX A

RESEARCH PLAN

I. Abstract of the Research Project – for Public Release

Either party may, without further consultation or permission, release this ABSTRACT to the public.

Americans are faced with a dual crisis of chronic pain and an opioid abuse epidemic. The development of an effective analgesic with rapid onset for the treatment of pain that is devoid of the common side effects that are often associated with the use of the highly prescribed mu-opioid receptor agonists is a priority for our healthcare system. Having such an analgesic with this product profile has the potential to alleviate suffering and reduce dependence on mu-opioid based analgesics which contribute to misuse, abuse, and overdose related deaths due to severe respiratory depression. Another endogenous opioid system, the enkephalins, preferentially bind to delta-opioid receptors and are able to produce analgesic benefit without the associated respiratory depression typically noted from mu-opioid receptor binding, and as an additional benefit, is also thought to play an important role in emotional reactivity and mood disturbance which often accompanies chronic painful disorders. Unfortunately, systemically administered enkephalins are prevented from reaching the brain by both rapid enzymatic degradation and the blood-brain-barrier, even with the use of various penetration enhancers, preventing their development as patient-available pain therapy. This CRADA between the NIH/NCATS and Virpax Pharmaceuticals focuses on the characterization of NES100, a fast, centrally acting, non-addicting analgesic. In the NES100 formulation, the active pharmaceutical ingredient is the endogenous peptide Leu Enkephalin (L-ENK) whose molecules are encapsulated utilizing a proprietary nanoparticle “molecular envelope technology” or MET. The polymer used to make the nanoparticles confers a positive surface charge to the nanoparticles which allows it to stick to and integrate into mucosal surfaces present in the nasal cavity upon intranasal administration. This “mucointegration” is expected to enhance the residence time of the nanoparticulate peptide in the nares, enabling the prolonged delivery of L-ENK. The polymer nanoparticles encapsulating L-ENK is then able to transport L-ENK exclusively to the brain via the intranasal route with essentially no peripheral exposure. The scope of this project plan includes studies that are focused on the pre-clinical characterization of NES100 as a novel analgesic for acute and chronic non-cancer pain.

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II. Goal(s) of Project

Goals of the project include:

●	Project Planning / Initiation / CRADA execution
●	Non-cGMP and cGMP manufacture of NES100 (medicinal product and device) and API stability studies
●	Formulation development, fill / finish, and stability studies
●	Development or optimization & qualification and/or validation of new or existing assays and associated analytical methods required for characterization of NES100
●	Bioanalytical assay development and qualification and/or validation
●	Pre-clinical PK studies in species planned for use in efficacy and safety evaluations
●	PK/PD studies in efficacy models in Sprague Dawley rats
●	IND enabling Toxicology and Safety Pharmacology studies

For avoidance of doubt, the scope of the CRADA Research Plan is limited to tasks / studies that are focused on the pre-clinical development of NES100 for the management of acute and chronic, non-cancer pain.

III. Background

Chronic pain is among the most common reasons for seeking medical attention and is reported by 20 - 50%of patients seen in primary care. While the CDC in their 2016 Guidelines (Dowell et al., 2016) recommends initial treatment of non-cancer chronic pain with acetaminophen and NSAIDs, these agents feature black box warnings for serious cardiovascular and gastrointestinal adverse events, and acetaminophen has known hepatotoxicity. Most notably, both classes of analgesics have documented limited efficacy. Opioids are effective, but their associated tolerance, dependence and euphoria has contributed to the current abuse epidemic, and their respiratory depressant actions contribute to significant abuse-related mortality. Development of a fast-acting, highly effective analgesic for the treatment of non-cancer chronic pain that is devoid of the common, well- recognized side effects of opioids which act predominantly at mu (µ)-opioid receptors, is therefore a priority to break the cycle of pain-prescription-dependence-overdose.

Naturally occurring endorphins bind to µ-opioid receptors and act as a key molecular switch, triggering brain reward systems and potentially initiating addictive behaviors. Another endogenous opioid system, i.e. the enkephalins, preferentially bind to delta (δ)-opioid receptors (Toll et al., 1998) to produce analgesic benefits without the associated respiratory depression typically noted from µ-opioid receptor binding. In addition, δ-opioid receptor is thought to play an important role in emotional reactivity and mood disturbance which often accompanies chronic painful disorders. Unfortunately, systemically administered enkephalins are prevented from reaching the brain by both rapid enzymatic degradation and the blood- brain-barrier (BBB) (Lalatsa et al., 2014), even with the use of various penetration enhancers (Lalatsa et al., 2012), preventing their development as patient-available pain therapy. Therefore, new methods of enkephalin delivery must be developed and investigated to devise novel, non-addictive pain-relieving therapies.

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NES100 is a microparticulate dosage form of leucine-5- enkephalin (L-ENK) prepared by the encapsulation of L-ENK in an IP-protected molecular envelope technology (MET), aka GCPQ (N-palmitoyl-N-monomethyl-N, N-dimethyl-N, N, N-trimethyl-6-O-glycolchitosan), which is a modified amphiphilic chitosan derivative polymer that self-assembles in aqueous media. The polymer used to make the nanoparticles confers a positive surface charge to the nanoparticles and the particles stick to and integrate into mucosal surfaces present in the nasal cavity. This “mucointegration” is believed to enhance the residence time of the nanoparticulate peptide in the nares, enabling the prolonged delivery of L-ENK. The polymer nanoparticles encapsulating L-ENK is then able to transport L-ENK exclusively to the brain via the intranasal route with essentially no peripheral exposure.

Efficacy studies have shown that NES100 is active in several animal models of acute and chronic pain. The collaboration is focused on investigational new drug (IND) studies and the output of this project will be a data package suitable for an IND application to the US FDA.

IV. Respective Contributions of the Parties

Virpax’s Responsibilities

Protocols / Reagents for TRND:

1.	MET GLP toxicology reports
2.	NES100 (medicinal product and device) manufacturing protocol
3.	MET, LENK & MET L-ENK (NES100) for method development / validation, efficacy, and PK/TK studies

Preclinical IND Enabling Tasks/Studies:

1.	pIND meeting minutes
2.	Archive preclinical data and biological samples

Other Related Tasks/Studies:

1.	Preparation of Investigator’s Brochure
2.	Preparation of First-in-Human (i.e. SAD/MAD) clinical protocol and associated model ICF
3.	Preparation of IND application for filing and submission

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NCATS ’Responsibilities

Preclinical IND Enabling Tasks/Studies:

1.	Acute and/or chronic pain efficacy study in rats
2.	In vitro Safety screen panel for GPCRs and ion channels
3.	Qualified Bio A method transfer for plasma (tox species) and method development for human plasma
4.	ADA assay development in tox species and human plasma

5.	In vitro ADME studies
6.	GMP manufacture of MET and LENK
7.	Formulations: Dosage form optimization /manufacturing and stability studies of NES100 and MET for intranasal administration.
8.	GLP Toxicology / Safety Pharmacology studies of NES100 and a single arm of MET

Other Related Tasks/Studies:

1.	N/A

Joint Collaborator’s NCATS’ Responsibilities

All Parties will mutually agree on the CRADA Research Plan strategy for the preclinical development of NES100 as an intranasally administered treatment for chronic, non-cancer pain.

The Parties will also review and interpret the results of any in vitro and in vivo studies, biomarker research, and mechanistic studies of these therapeutic molecules

V. Material Contributed by NCATS

1.	N/A

VI. Material Contributed by Collaborator

1.	MET, LENK & MET L-ENK (NES100) for method development / validation, efficacy, and PK/TK

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VII. Experimental Plan

1.	Project Planning / Initiation

Project Award	04/16/2020
Gap Analysis / Project Plan Draft	Q2 2020
Project Plan Execution/CRADA Agreement	Q3 2020

2.	In vitro Potency

In vitro safety screen for GPCRs & ion channels on up to 125 targets	Q3 2020

3.	PD-Efficacy / Biomarker

PD-Efficacy studies in Sprague Dawley rats	Q3/4 2020

GO/No GO Decision

No GO: Lack of efficacy in all animal pain models.

4.	Bioanalytical Method Development (Human)

Reagent generation	Q3 2020
ADA Assay Development (human)	Q4 2020
Bioanalytical method dev for LENK for human plasma	Q2 2021

GO/No GO Decision

No GO: No reliable and sensitive bioanalytical method can be developed.

5.	CMC- Process

GMP manufacture of LENK:

Contracting cGMP batch LENK (1 Kg) (est. 3 month	Q2 2020
Process development, 20 g demo-batch, and qualification of analytical methods for lot release and stability studies (est.2 month)	Q4 2020
cGMP run and delivery of 1.0 Kg LENK including Certificate of Analysis, MSDS for toxicology studies and Phase I clinical study (est. 3 month)	Q1 2021
Initiation of stability study (3-year)	Q2 2021
Technology Transfer for all CMC elements	Q2 2021

GMP manufacture of MET (GCPQ):

Contracting cGMP batch MET (1.5 Kg) (est. 5-months)	Q4 2020
Tech transfer and familiarization (est. 2-months)	Q4 2020
Process development, 50g Demo Batch, and qualification of analytical methods for lot release and stability (est. 3-months)	Q4 2020/Q1 2021
cGMP run and delivery 1.5 Kg MET including Certificate of Analysis, MSDS for toxicology studies and Phase I clinical study, and initiation of stability study (est. 2-months)	Q2 2021
Initiation of stability study (3-year)	Q2 2021
Technology Transfer for all CMC elements	Q3 2021

GO/No GO Decision

No GO: Manufacturing failure due to inherent process scalability issues.

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6.	Toxicology / Safety Pharmacology (IND-Enabling)

BioA method transfer/val. (LENK) & MET & ADA method dev	Q3 2020
Non GLP ADME assays	Q1/2 2021
Non-GLP 14-day intranasal (NES100) toxicology study in adult rats	Q1/2 2021
Non-GLP 14-day intranasal (NES100) toxicology study in adult dogs	Q1/2 2021
GLP in-vitro genetic toxicity studies (NES100) (Ames & Chromosome aberration)	Q4 2021
GLP 28-day repeat dose intranasal (NES100) toxicology study with a MET arm in adult rats (including Micronucleus and FOB CNS safety pharm)	Q4 2021
GLP 28-day repeat dose (NES100) intranasal toxicology study with a MET arm in adult dogs	Q4 2021
GLP intranasal single dose (NES100) pulmonary and cardiovascular safety pharm in adult dogs	Q4 2021
GLP 28-day repeat dose intravenous toxicology study (NES100) in adult rats (as needed)	Q4 2021

GO/No GO Decision

GO: Acceptable toxicity profile and adequate margin of safety based on the completed work package above would help determine path forward for the further development of NES100 for the treatment of pain.

No GO: Unacceptable toxicity or safety profile to enable clinical dosing.

7.	CMC- Formulation

Analytical method transfer and validation on NES-100	Q4 2020
Process development, 50g demonstration run	Q1/2 2021
GMP Manufacture of the NES100 intranasal dosage forms (drug product – device combination)	Q2/3 2021
Initiation of ICH stability study on NES100 in device up to 24 months	Q3 2021

GO/No GO Decision

No GO: Inability to manufacture the NES100 dosage form.

8.	Regulatory

*IND Filing	Q4 2022
*Dependent upon the successful completion of all IND-enabling studies and assumes that preclinical planning for the IND-enabling studies begins in Q2 2020.

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APPENDIX B

STAFFING, FUNDING, AND MATERIALS/EQUIPMENT CONTRIBUTIONS
OF THE PARTIES

Staffing Contributions: Not Applicable

Funding Contributions: No Funds are being exchanged

Not applicable

CRADA Travel Payments: No travel Payments are being contributed by Collaborator

Materials/Equipment Contributions:

IC will provide to Collaborator the following IC Materials for use under this CRADA: None

Collaborator will provide to IC the following Collaborator Materials and/or capital equipment for use under this CRADA:

Collaborator Materials: MET, LENK & MET L-ENK (NES100) for method development / validation, efficacy, and PK/TK.

Capital Equipment: Not Applicable

If either Party decides to provide additional Materials for use under this CRADA, those Materials will be transferred under a cover letter that identifies them and states that they are being provided under the terms of the CRADA.

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APPENDIX C

MODIFICATIONS TO THE MODEL CRADA

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